EXHIBIT 10.60
CARDIAC SCIENCE CORPORATION
STOCK OPTION GRANT NOTICE
2002 STOCK INCENTIVE PLAN
     Cardiac Science Corporation (the “Company”) hereby grants to Participant an Option (the “Option”) to purchase shares of the Company’s Common Stock. The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this “Grant Notice”), in the Stock Option Agreement, the Plan Summary and the Company’s 2002 Stock Incentive Plan (the “Plan”), which are available on the web at www.wealthviews.com/CSC or from the current administrator of the Plan and are incorporated into this Grant Notice in their entirety.

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (per Share):

Option Expiration Date:	(subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)__________

Type of Option:	Nonqualified Stock Option

Vesting and Exercisability Schedule:	1/4th of the shares subject to the Option will vest and become exercisable one year after the Vesting Commencement Date.

1/36th of the remaining shares subject to the Option will vest and become exercisable monthly thereafter over the next three years.
Additional Terms/Acknowledgement: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement, the Plan Summary and the Plan. The Stock Option Agreement, Plan Summary, and Plan are available on the Web at www.wealthviews.com/CSC or from the current administrator of the Plan. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

Cardiac Science Corporation	PARTICIPANT

By:	Signature
Its:

Date:

Attachments:	Address:

1. Stock Option Agreement
2. 2002 Stock Incentive Plan	Taxpayer ID:
3. Plan Summary

CARDIAC SCIENCE CORPORATION
2002 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT
Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Agreement, Cardiac Science Corporation has granted you an Option under its 2002 Stock Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of the Option are as follows:
1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice.
2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
3. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. At the discretion of the Plan Administrator, you may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) by tendering shares of Common Stock you have owned for at least six months; (d) if and so long as the Common Stock is registered under the Exchange Act, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulation of the Federal Reserve Board; or (e) by any other method permitted by the Plan Administrator.
4. Treatment Upon Termination of Service Relationship. You may exercise the vested portion of the Option as follows:
(a) General Rule. The unvested portion of the Option shall continue to vest in accordance with the vesting schedule set forth in the Grant Notice irrespective of termination of your service relationship with the Company or a Related Company for any reason other than death. If your service relationship terminates for any reason other than death, you must exercise the vested portion of the Option on or before the earlier of (i) six months after the date on which the unvested portion of the Option is fully vested and exercisable and (ii) the Option Expiration Date;
(b) Death. If your service relationship terminates due to your death, the unvested portion of the Option shall immediately vest and become exercisable, and the Option must be exercised on or before the earlier of (i) one year after the date of your death and (ii) the Option Expiration Date. If you die after termination of your service relationship with the Company or a Related Company but while the Option is still exercisable, the unvested portion of the Option shall immediately vest and become exercisable, and the Option may be exercised until the earlier of (x) one year after the date of your death and (y) the Option Expiration Date; and
(c) Company Transaction. In the event of any Company Transaction, except as provided below, the Option shall be assumed or an equivalent option or right substituted by the Successor Company. If in connection with a Company Transaction the Successor Company refuses to assume or substitute for the Option, upon consummation of a Company Transaction, the Option shall become fully vested and exercisable with respect to 100% of the unvested portion of the Option. In such case, the Plan Administrator shall notify you in writing or electronically that the unvested portion of the Option shall be fully vested and exercisable for a specified time period, and the Option may be exercised until the earlier of (i) the expiration of the time period specified by the Plan Administrator and (ii) the Option Expiration Date. If the Option has not otherwise expired by its terms, the Option shall terminate and cease to remain outstanding upon consummation the Company Transaction, except to the extent assumed by the Successor Company.
It is your responsibility to be aware of the date the Option terminates.
5. Limited Transferability. During your lifetime only you can exercise the Option. Nonqualified Stock Options may be transferred to the extent permitted by the Plan Administrator. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate.
6. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.
7. Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your relationship at any time.
8. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within a specified time period or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.
9. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

[Include Sections 10 and 11 for non-U.S. resident option grants only: 10. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon your Termination of Service for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Plan Administrator; (h) that the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty; and (i) that if the Shares underlying the Option do not increase in value, the Option will have no value.
11. Employee Data Privacy. By entering this Agreement, you (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.]